UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 14, 2014

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

(858) 768-3600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Compensatory Arrangements of Certain Officers.

On May 14, 2014, the Board of Directors of Entropic Communications, Inc., or Entropic, approved an amendment to the Change of Control Agreements, or the Amendment, between Entropic and the following named executive officers of Entropic: David Lyle, Entropic’s Chief Financial Officer, Michael Farese, Ph.D., Entropic’s Chief Technical Officer, F. Matthew Rhodes, Entropic’s Senior Vice President, Global Marketing, and Charlie Lesko, Entropic’s Senior Vice President, Worldwide Sales. The Amendment will provide for full acceleration of vesting of restricted stock units, stock options and other outstanding equity awards in the event the applicable executive officer is terminated without cause or resigns for good reason within one year following a change of control transaction. Prior to the Amendment, vesting only accelerated as to that portion of restricted stock units, stock options and other outstanding equity awards held by the applicable executive officer which were scheduled to vest during the 24 months following a qualifying termination of employment or resignation of the applicable executive officer. In addition, the Amendment will extend the period of time each applicable executive officer may receive COBRA benefits paid for by Entropic, from six months to twelve months following a qualifying termination of employment or resignation. The Amendment was approved on the recommendation of the Compensation Committee of the Board of Directors as part of its periodic review of the competitiveness of Entropic’s compensation plans, and the changes are designed to bring Entropic’s change of control provisions into alignment with industry practices for Entropic’s peer group.

A copy of the form of Amendment will be filed as an exhibit to Entropic’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

On May 14, 2014, Entropic held its 2014 Annual Meeting of Stockholders, or the Annual Meeting. The following proposals were submitted to a vote of the stockholders of the Company at the Annual Meeting and the final results of voting on each proposal are noted below:

Proposal 1: Patrick Henry and William Bock, the nominees for Class I Directors, were elected to hold office until the Company’s 2017 Annual Meeting of Stockholders based upon the following votes:

Votes For (Patrick Henry): 42,520,771

Votes Withheld (Patrick Henry): 17,856,794

Votes For (William Bock): 41,890,163

Votes Withheld (William Bock): 18,487,402

Proposal 2: The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement, was approved based on the following votes:

Votes For: 55,015,324

Votes Against: 4,552,289

Votes Abstained: 93,439

Broker Non-Votes: 14,534,384

Proposal 3: The proposal to ratify the selection by the audit committee of the Company’s board of directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 was approved based on the following votes:

Votes For: 69,892,920

Votes Against: 4,251,020

Votes Abstained: 51,496

There were no broker non-votes for this proposal.

As of the close of business on March 18, 2014, the record date for the Annual Meeting, there were 88,865,329 shares of common stock outstanding and entitled to vote, 74,911,949 shares of which were present in person or represented by proxy at the Annual Meeting for the proposals indicated above.

Item 8.01.    Other Events.

        On May 14, 2014, the Compensation Committee of the Board of Directors of Entropic granted performance-based restricted stock unit awards, or PSUs, to executive officers of Entropic. Entropic suspended its annual cash bonus program for calendar year 2014 for its executive officers, and replaced it with a three-year relative total shareholder return program, or RTSR Program, that requires certain performance hurdles to be achieved in order for the applicable executive officers to earn any portion of the PSUs. Entropic’s Compensation Committee believes that the RTSR Program will provide a performance-based incentive compensation plan that directly aligns management’s objectives with those of Entropic’s stockholders. Earning of any equity issued under the RTSR Program will be based on Entropic’s stock price performance relative to the stock price performance of the S&P Semiconductor Select Index over a three-year period, with one-and two-year interim measurements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: May 15, 2014	By:	/s/ Lance Bridges
Lance Bridges
Senior Vice President and General Counsel